Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT, made as of ________________ (the “Grant Date”), between Charter Communications, Inc., a Delaware corporation (the “Company”), and _____________________ (the “Participant”).
Unless otherwise defined herein, terms defined in the Charter Communications, Inc. 2009 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Agreement (the “Agreement”).
The undersigned Participant has been granted the number of restricted stock units (“RSUs”) set forth below, subject to the terms and conditions of the Plan and this Agreement, as follows:

Vesting Schedule:	As provided in Section 3 of the Agreement

Number of Restricted Stock Units Granted:	_____________

Charter Communications, Inc.
Abigail T. Pfeiffer, SVP - Human Resources
I, the undersigned, agree to this grant of RSUs, acknowledge that this grant is subject to the terms and conditions of the Plan and this Agreement, and have read and understand the terms and conditions set forth in Sections 1 through 23 of this Agreement.

Participant

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1.1.    Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
1.2.    Definitions. For purposes of this Agreement, the following terms shall have the following definitions. Unless otherwise provided herein, the terms defined in this Section 1.2 shall control over similar terms defined in the Plan.
(a)    “Change in Control” shall mean (a) in the case where there is an employment agreement in effect between the Company and the Participant on the Grant Date that defines “change in control” (or words of like import), “change in control” as defined under such agreement or (b) in the case where there is no employment agreement in effect between the Company and the Participant on the Grant Date that defines “change in control” (or words of like import), “change in control” as defined in the Plan.
(b)    “Good Reason”, in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Participant and the Company or Subsidiary, and which employment agreement includes a definition of “Good Reason”, “Good Reason” shall be as defined in such employment agreement; otherwise, “Good Reason” shall mean any of the events described hereafter that occur without the Participant’s prior written consent: (i) any reduction in a Participant’s then annual base salary, (ii) any failure to pay Participant’s compensation when due; or (iii) relocation of Participant’s primary workplace to a location that is more than fifty (50) miles from the office where the Participant is then assigned to work as Participant’s principal office; (in each case “(i)” through “(iii)” only if Participant objects in writing within thirty (30) days after being informed of such condition and unless Company retracts and/or rectifies the claimed Good Reason within fifteen (15) days following Company’s receipt of timely written objection from Participant); provided, however, that a Termination of Employment will not be considered on account of Good Reason unless it occurs no later than fifteen (15) days following the maximum period for the Company to retract or rectify the claimed Good Reason.
(c)    “Termination of Employment” means separation from service with the Company and its affiliates (generally 50% common control with the Company), as defined in IRS regulations under Section 409A of the Internal Revenue Code of 1986, as amended (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the Participant will return).

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2.    Grant of Restricted Stock Unit Award.

The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the Shares underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.
3    Vesting.
3.1    Normal Vesting. Subject to restrictions and limitations in this Agreement and the Plan, 100% of the RSUs shall vest on the third anniversary of the Grant Date.
3.2    Certain Terminations. Notwithstanding anything to the contrary set forth in any employment agreement between the Participant and the Company, the Plan or this Agreement, upon the Termination of Employment of the Participant: (i) by the Company, or any of its Subsidiaries, for Cause, by the Participant without Good Reason, any unvested RSUs shall be cancelled and forfeited; or (ii) as a result of the Participant’s death, Disability or Retirement, or by the Company or any of its Subsidiaries, without Cause or by the Participant for Good Reason, then, subject to Section 3.3 and 3.4 hereof: (A) all unvested RSUs that do not vest pursuant to Section 3.2(ii)(B) hereof shall be cancelled and forfeited; and (B) a pro-rata portion of the RSUs (based on the number of days of the vesting period that has elapsed as of such termination) shall vest as of the date of such Termination of Employment.
3.3    Change in Control. Notwithstanding anything to the contrary set forth in Section 3 hereof, any employment agreement between the Participant and the Company, the Plan or this Agreement, if, within thirty (30) days prior or twelve (12) months following the completion of a Change in Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Participant’s employment without Cause or the Participant terminates his or her employment for Good Reason, all unvested RSUs shall immediately vest.
3.4    Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the RSUs at any time and for any reason; provided that delivery of Shares for which vesting is accelerated shall not occur until the regularly scheduled vesting date for such shares (or, if earlier, the Participant’s Termination of Employment).

4.    Delivery of Shares.

4.1    General. Subject to the provisions of Sections 3.3, 4.2 and 4.3 hereof, within thirty (30) days following the vesting of the RSUs, the Participant shall receive the number of Shares that correspond to the number of RSUs that have become vested on the

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applicable vesting date; provided that the Participant shall be obligated to pay to the Company the aggregate par value of the Shares to be issued within ten (10) days following the issuance of such Shares unless such Shares have been issued by the Company from the Company’s treasury.

Notwithstanding anything to the contrary herein, in accordance with Section 20.5 of the Plan, a payment on account of Termination of Employment of an amount subject to Section 409A of the Code to a “specified employee” may not be made until at least six months after such a Termination of Employment. Any payment otherwise due in such six month period shall be suspended and become payable at the end of such six month period.

4.2    Securities Law Compliance, Blackout Periods. If the Company reasonably anticipates that making of a payment hereunder would violate federal securities laws, a trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4.1 hereof or other applicable law, such distribution shall be instead made on the earliest date the Company reasonably anticipates that making such payment would not cause such violation.

4.3    Deferrals. If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the Shares that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code. Upon the vesting of RSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 5 hereof, the number of Shares equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.

5.    Dividends; Rights as Stockholder.

Cash dividends on Shares issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in Shares and shall be held uninvested and without interest and paid in cash at the same time that the Shares underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on Shares shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such stock dividends shall be paid in Shares at the same time that the Shares underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any Shares covered by any RSU unless and until the Participant has become the holder of record of such Shares.

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6.    Confidentiality/Proprietary Developments/Competition and Non-Interference.
Notwithstanding anything in this Section 6 or otherwise in this Agreement to the contrary, in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Participant and the Company or Subsidiary, which employment agreement includes the restrictive covenants covered in this Section 6, the restrictive covenants and all terms and conditions governing same as set forth in said employment agreement shall control and supersede this Section 6; otherwise:

6.1    Confidentiality.

6.1.1Acknowledgments by Participant. Participant acknowledges that: (a) during the term of this Agreement and as a part of Participant’s employment with the Company or its subsidiaries, Participant has been and will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Participant possesses substantial technical expertise and skill with respect to the Company’s business, Company desires to obtain exclusive ownership of each invention by Participant while Participant is employed by the Company, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each such invention by Participant; and (d) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Company with exclusive ownership of all inventions and works made or created by Participant.

6.1.2Confidential Information.

(i)     The Participant acknowledges that during the term of this Agreement, including during Participant’s employment, Participant will have access to and may obtain, develop, or learn of Confidential Information (as defined below) under and pursuant to a relationship of trust and confidence. The Participant shall hold such Confidential Information in strictest confidence and never at any time, during or after Participant’s employment terminates, directly or indirectly use for Participant’s own benefit or otherwise (except in connection with the performance of any duties as an employee) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized person or entity in any manner whatsoever.

(ii)As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following information relating to the Company and its business learned by the Participant during the term of this Agreement or as a result of Participant’s employment with Company:

(A)information regarding the Company’s business proposals, manner of the Company’s operations, and methods of selling or pricing any products or services;

(B)the identity of persons or entities actually conducting or considering conducting business with the Company, and any

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information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

(C)any trade secret or confidential information of or concerning any business operation or business relationship;

(D)computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software is used in combination or alone;

(E)information concerning Company personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

(F)information concerning the Company’s employees, officers, directors or shareholders; and

(G)any other trade secret or information of a confidential or proprietary nature.

(iii) Participant shall not make or use any notes or memoranda relating to any Confidential Information except for uses reasonably expected by Participant to be for the benefit of the Company, and will, at the Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Participant may at any time have within his possession or control that contain any Confidential Information.

(iv) Notwithstanding the foregoing, Confidential Information shall not include information which has come within the public domain through no fault of or action by Participant or which has become rightfully available to Participant on a non-confidential basis from any third party, the disclosure of which to Participant does not violate any contractual or legal obligation such third party has to the Company or its affiliates with respect to such Confidential Information. None of the foregoing obligations or restrictions

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applies to any part of the Confidential Information that Participant demonstrates was or became generally available to the public other than as a result of a disclosure by Participant or by any other person bound by a confidentiality obligation to the Company in respect of such Confidential Information.

(v)Participant will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Participant’s duties to the Company at home or while traveling, or except as otherwise specifically authorized by the Company) any Company document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Participant recognizes that, as between the Company and Participant, all of the Proprietary Items, whether or not developed by Participant, are the exclusive property of the Company. Upon termination of Participant’s employment by either party, or upon the request of Company during the term of this Agreement, Participant will return to the Company all of the Proprietary Items in Participant’s possession or subject to Participant’s control, including all equipment (e.g., laptop computers, cell phone, portable e-mail devices, etc.), documents, files and data, and Participant shall not retain any copies, abstracts, sketches, or other physical embodiment of any such Proprietary Items.

6.2    Proprietary Developments.

6.2.1Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Participant (alone or in conjunction with others, during regular work hours or otherwise) during Participant’s employment which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by Participant to the Company and shall be the Company’s exclusive property. The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Participant prior to the commencement of Participant’s employment with the Company. Participant hereby transfers and assigns to the Company all proprietary rights which Participant may have or acquire in any Developments and Participant waives any other special right which Participant may have or accrue therein. Participant will execute any documents and agrees to take any actions that may be required, in the reasonable determination of Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to Company with respect to such Developments as are to be Company’s exclusive property or to vest in Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by the Company. The parties agree that Developments shall constitute Confidential Information.

6.2.2“Work Made for Hire.” Any work performed by Participant during Participant’s employment with Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of the Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Participant agrees to and does hereby assign to the Company all of Participant’s right, title, and

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interest in such work product including, but not limited to, all copyrights and other proprietary rights.

6.3    Non-Competition and Non-Interference.

6.3.1Acknowledgments by Participant. Participant acknowledges and agrees that: (a) the services to be performed by Participant under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Section 6.3 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Participant’s ability to earn a living.

6.3.2Covenants of Participant. For purposes of this Section 8, the term “Restricted Period” shall mean the period commencing as of the date of this Agreement and terminating on the second anniversary (or, in the case of Section 6.3.2(iii), the first anniversary), of the date Participant’s employment terminated provided that the “Restricted Period” also shall encompass any period of time from whichever anniversary date is applicable until and ending on the last date Participant is to be paid any payment. In consideration of the acknowledgments by Participant, and in consideration of the compensation and benefits to be paid or provided to Participant by the Company, Participant covenants and agrees that during the Restricted Period, the Participant will not, directly or indirectly, for Participant’s own benefit or for the benefit of any other person or entity other than the Company:

(i)in the United States or any other country or territory where the Company then conducts its business: engage in, operate, finance, control or be employed by a “Competitive Business” (defined below); serve as an officer or director of a Competitive Business (regardless of where Participant then lives or conducts such activities); perform any work as an employee, consultant (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Participant has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Participant during his or her employment with the Company), contractor, or in any other capacity with, a Competitive Business; directly or indirectly invest or own any interest in a Competitive Business (regardless of where Participant then lives or conducts such activities); or directly or indirectly provide any services or advice to any business, person or entity who or which is engaged in a Competitive Business (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Participant has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Participant during his or her employment with the Company). A “Competitive Business” is any business, person or entity who or which, anywhere within that part of the United States, or that part of any other country or territory, where the Company conducts business; owns or operates a cable television system; provides direct television or any satellite-based, telephone system-based, internet-based or wireless system for delivering television, music or other entertainment programming (other than as an ancillary service, such as cellular telephone providers); provides telephony services using any wired connection or fixed (as opposed to mobile) wireless application; provides data or internet access services; or offers,

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provides, markets or sells any service or product of a type that is offered or marketed by or directly competitive with a service or product offered or marketed by the Company at the time Participant’s employment terminates; or who or which in any case is preparing or planning to do so. The provisions of this Section 6.3 shall not be construed or applied: (A) so as to prohibit Participant from owning not more than five percent (5%) of any class of securities that is publicly traded on any national or regional securities exchange, as long as Participant’s investment is passive and Participant does not lend or provide any services or advice to such business or otherwise violate the terms of this Agreement in connection with such investment; or (B) so as to prohibit Participant from working as an employee, consultant or contractor in the cable television business for a company/business that owns or operates cable television franchises (by way of current example only, Time Warner Cable, Cablevision, Cox or Comcast), provided that the company/business is not providing cable services in any political subdivision/ geographic area where the Company has a franchise or provides cable services (other than nominal overlaps of service areas) and the company/business is otherwise not engaged in a Competitive Business, and provided Participant does not otherwise violate the terms of this Agreement in connection with that work;

(ii)contact, solicit or provide any service or product of a type offered by, or competitive with, any product or service provided by the Company to any person or entity that was a customer franchisee, or prospective customer of the Company at any time during Participant’s employment (a prospective customer being one to whom the Company had made a business proposal within twelve (12) months prior to the time Participant’s employment terminated); or directly solicit or encourage any customer, franchisee or subscriber of the Company to purchase any service or product of a type offered by or competitive with any product or service provided by the Company, or to reduce the amount or level of business purchased by such customer, franchisee or subscriber from the Company; or take away or procure for the benefit of any competitor of the Company, any business of a type provided by or competitive with a product or service offered by the Company; or

(iii) solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the date Participant’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will the Participant assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company. This provision shall not apply to secretarial, clerical, custodial or maintenance employees. If Participant violates any covenant contained in this Section 6.3, then the term of the covenants in this Section shall be extended by the period of time Participant was in violation of the same.

6.3.3Provisions Pertaining to the Covenants. Participant recognizes that the existing business of the Company extends to various locations and areas throughout the United States and may extend hereafter to other countries and territories and agrees that the scope of Section 6.3 shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so at the time Participant’s employment terminates. It is agreed that the Participant’s services hereunder

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are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Participant’s breach of this Section, Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits hereunder. If any provision of Section 6 of this Agreement is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant Company the maximum restriction on Participant’s activities permitted by applicable law in such circumstances. Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non existence of any other similar agreement for anyone else employed by the Company or by Company’s failure to exercise any of its rights under any such agreement.

6.4Notices. In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any potential or future employer, any third party with whom Participant may become employed or enter into any business or contractual relationship with, and any third party whom Participant may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

6.5Injunctive Relief and Additional Remedy. Participant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Section 6) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section or any other remedies of Company, if Participant breaches any of the provisions of Section 6, Company will have the right to cease making any payments otherwise due to Participant under this Agreement.

6.6Covenants of Section 6 are Essential and Independent Covenants. To the extent applicable to Participant, the covenants by Participant in Section 6 are essential elements of this Agreement, and without Participant’s agreement to comply with such covenants; the Company would not have entered into this Agreement or employed Participant. Company and Participant have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. Participant’s covenants in Section 6 are independent covenants and the existence of any claim by Participant against the Company, under this Agreement or otherwise, will not excuse Participant’s breach of any covenant in Section 6. If Participant’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Participant in Section 6. The Company’s right to enforce the covenants in Section 6 shall not be adversely affected or limited by the Company’s failure to have an agreement with another employee with provisions at least as restrictive as those contained in Section 6, or by the

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Company’s failure or inability to enforce (or agreement not to enforce) in full the provisions of any other or similar agreement containing one or more restrictions of the type specified in Section 6 of this Agreement.

7.    Non-Transferability.

No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder.

8.    Governing Law.

All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

9.    Withholding of Tax.

The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement. Any statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or Shares otherwise deliverable to the Participant hereunder.

10.    Legend.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 10.

11.    Securities Representations.

This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:

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(a)    The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 11.

(b)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Shares issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register such Shares (or to file a “re-offer prospectus”).

(c)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that: (i) the exemption from registration under Rule 144 will not be available unless: (A) a public trading market then exists for the Shares, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the Shares issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

12.    Entire Agreement; Amendment.

This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and, except as otherwise specifically provided herein, supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13.    Notices.

Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

14.    No Right to Employment.

Any questions as to whether and when there has been a termination of employment and the cause of such termination of employment shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way

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the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

15.    Transfer of Personal Data.

The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

16.    Compliance with Laws.

The grant of RSUs and the issuance of Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any Shares pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

17.    Binding Agreement; Assignment.

This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.

18.    Headings.

The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.    Further Assurances.

Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out

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the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21.    Severability.

        The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.    Acquired Rights.

The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

23.    Company Recoupment.

The Participant’s right to the RSUs granted hereunder and the Shares deliverable upon settlement of the RSUs shall in all events be subject to any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

RSU Agreement